Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


                         LECROY REPORTS 20% ORDER GROWTH
                AND STRONG GROSS MARGINS IN FIRST FISCAL QUARTER

                 COMPANY EXCEEDS OPERATING PERFORMANCE GUIDANCE
                  AND NEGOTIATES REDEMPTION OF PREFERRED STOCK


CHESTNUT RIDGE, NY, OCTOBER 16, 2003 - LeCroy Corporation (NASDAQ: LCRY), a major supplier of high-performance digital oscilloscopes, today announced financial results for its first fiscal quarter ended September 30, 2003.

o Product orders increased 20% to $27.2 million compared to $22.7 million in the first quarter a year ago.

o Revenues were up 10% to $27.4 million for the first quarter of fiscal 2004 from $25.0 million reported for the first quarter last year.

o Gross margins were 56.8% in the first quarter of fiscal 2004 compared with 50.4% a year ago.

o Operating income was $2.0 million for the first quarter of fiscal 2004, compared with an operating loss of $2.6 million in the first quarter last year, which included $2.7 million in severance charges. Sequentially, operating income increased 87% compared with the fourth quarter of fiscal 2003.

o Net income for the first fiscal quarter of 2004 was $1.1 million compared with a net loss of $1.7 million for the first quarter of fiscal 2003.

o During the first quarter of fiscal 2004, the Company spent $23.0 million to retire 500,000 shares of Series A Redeemable Convertible Preferred Stock, resulting in a first-quarter charge of $7.7 million, which represented the premium paid to redeem the shares. As a result, the Company reported a first-quarter fiscal 2004 net loss applicable to common stockholders of ($6.6) million, or ($0.63) per diluted common share. This compares to a first-quarter fiscal 2003 net loss applicable to common stockholders of ($2.2) million, or ($0.21) per diluted common share.

COMMENTS ON THE FIRST QUARTER

"We exceeded our expectations in the first quarter," said Chief Executive Officer Tom Reslewic. "We saw strong orders and good growth in the U.S., as expected. But we also were pleasantly surprised by our performance during the traditionally slow summer quarter in Europe, where revenues surged 17% from the first quarter of 2003. Even more impressive was LeCroy's 33% year-over-year order growth in Asia. While our business in China continues to increase at more than 100% per year, we also enjoyed strong orders in Japan, helping to boost the overall revenue contribution from Asia."


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"Early this month LeCroy launched the WaveRunner 6000, a ground-up redesign of our most popular oscilloscope line," Reslewic continued. "In preparation for the launch, during the first quarter, we ran an aggressive promotion on older WaveRunner demonstration units to make room for the new WaveRunner 6000 equipment. Because demo instruments are shipped from local inventories, we slightly underestimated the impact of this program on first-quarter revenues. Even with this surge in shipments our backlog increased sequentially by half a million dollars in the first quarter."

"During the first quarter we saw a very balanced performance between our three product lines with WaveMaster and WavePro continuing to perform well and a somewhat surprising performance by the aging WaveRunner line which will largely be replaced in our second fiscal quarter. The Data Storage and Computer and Semiconductor segments continued to lead LeCroy's end market segments in the first quarter."

"Our operations team continued to execute well in the quarter with further reductions in costs and manufacturing inventories. In addition, our product generation and order fulfillment teams successfully completed the new WaveRunner 6000 and moved it into production precisely according to a schedule established more than 18 months ago. The WaveRunner 6000 line will be produced by Plexus Corporation in Neenah, Wisconsin, marking the first time LeCroy has used a turn-key contract manufacturer to produce an oscilloscope designed by its New York engineers."

"Using technology originally deployed in the WaveMaster, the WaveRunner 6000 line offers the highest performance, the best prices, and the longest support of any oscilloscopes from 350MHz to 2GHz. We expect the WaveRunner 6000 will quickly become the highest volume product in the Company's history."

"LeCroy also launched the latest WaveMaster oscilloscope with the highest combination of bandwidth, sample rate and memory length in the industry. While our competitors have challenged the WaveMaster, no one has matched the combined performance of these three critical measures of an oscilloscope's performance," said Reslewic.

RETIREMENT OF PREFERRED STOCK

On September 25, 2003, the Company announced an agreement with the holders of LeCroy's Series A Redeemable Convertible Preferred Stock to repurchase those shares for $23 million. LeCroy funded the transaction through a combination of cash and short-term debt. Reflecting the transaction, at September 30, 2003 the Company had $21.2 million in cash and cash equivalents and $10 million of short-term debt on its balance sheet.

Prior to the transaction, there were 500,000 issued and outstanding Series A Preferred shares, which were entitled to an open-ended 12% cumulative dividend on the original principal of $10 million, with redemption rights beginning on June 30, 2004 at the sole discretion of the preferred stockholders. At June 30, 2004, the redemption value would have been approximately $17.6 million.


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"With no guarantee that the preferred shares would be redeemed by July 2004,
LeCroy would have been required to continue incurring a net charge equivalent to more than $0.20 per share annually," said Reslewic. "The combination of our order growth and margin improvement trends, coupled with positive cash generation and a strong balance sheet, made this the right time to retire the preferred shares."

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

"Our performance in the first quarter greatly exceeded our expectations due to a combination of factors that may not necessarily continue into the second quarter," said Reslewic. "Certainly we are seeing signs of a gradually improving demand environment, but we're not going to get ahead of ourselves. We are launching a new product in the second quarter, and while we have the strongest backlog in more than a year and a half, we want to be careful not to underestimate the risks. Therefore, we are guiding our second quarter performance to be just slightly ahead of our first quarter performance despite the usual seasonal disparity between the first and the second quarter."

"We anticipate second-quarter orders and shipments to be around $28 million and operating income to be about $2 million," Reslewic concluded.

CONFERENCE CALL INFORMATION

LeCroy Corporation will conduct a conference call for investors to discuss the information contained in this news release today, Thursday, October 16, 2003 at 10:00 a.m. (ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be available on the Investor Relations section of www.lecroy.com.

ABOUT LECROY CORPORATION

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the analysis of complex electronic signals, to provide leading edge design and test capabilities to high-growth markets. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

SAFE HARBOR

This release contains forward-looking statements pertaining to the Company's financial guidance for the second quarter of fiscal 2004, the Company's ability to launch new products successfully, the Company's ability to increase market share and increase its addressable market, and increase its expenditures for research and development and sales and marketing, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.


Financial Statements Follow . . .




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                               LeCROY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      Three months ended
                                                                          September 30,
In thousands, except per share data                                 2003              2002
                                                                -----------------------------
                                                                 (Unaudited)     (Unaudited)
Revenues:
    Digital oscilloscopes and related products                    $ 24,605          $ 22,473
    Service and other                                                2,814             2,518
                                                                  --------          --------
         Total revenues                                             27,419            24,991

Cost of sales                                                       11,847            12,390
                                                                  --------          --------
         Gross Profit                                               15,572            12,601
Operating expenses:
    Selling, general and administrative                              9,873            10,690
    Research and development                                         3,684             4,512
                                                                  --------          --------
         Total operating expenses                                   13,557            15,202

Operating income (loss)                                              2,015            (2,601)

    Other (expense) income, net                                       (322)             (104)
                                                                  --------          --------
Income (loss) before income taxes                                    1,693            (2,705)
    Provision for (benefit from) income taxes                          626            (1,001)
                                                                  --------          --------
Net income (loss)                                                    1,067            (1,704)

Charges related to convertible preferred stock                           -               515
Redemption of convertible preferred stock                            7,665                 -
                                                                  --------          --------
Net (loss) applicable to common stockholders                      $ (6,598)         $ (2,219)
                                                                  ========          ========

(Loss) per common share applicable to common stockholders:
    Basic                                                          $ (0.63)          $ (0.21)
    Diluted                                                        $ (0.63)          $ (0.21)

Weighted average number of common shares:
    Basic                                                           10,414            10,323
    Diluted                                                         10,414            10,323

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--------------------------------------------------------------------------------------
                                                             September 30,    June 30,
In thousands                                                      2003        2003
--------------------------------------------------------------------------------------
                                                              (Unaudited)  (Unaudited)
                             ASSETS
Current assets:
         Cash and cash equivalents                            $ 21,221      $ 30,851
         Accounts receivable, net                               20,051        20,523
         Inventories, net                                       23,968        24,720
         Other current assets                                   10,740        10,012
                                                              ---------    ----------
                  Total current assets                          75,980        86,106

Property and equipment, net                                     19,471        20,021
Other assets                                                    15,309        16,025
                                                              ---------    ----------

TOTAL ASSETS                                                  $110,760     $ 122,152
                                                              =========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term borrowings                                $ 10,000     $       -
         Accounts payable                                       10,241        10,937
         Accrued expenses and other liabilities                 13,255        12,338
                                                              ---------    ----------
                  Total current liabilities                     33,496        23,275

Deferred revenue and other non-current liabilities               2,477         3,028
                                                              ---------    ----------
                  Total liabilities                             35,973        26,303

Redeemable convertible preferred stock                               -        15,335

Stockholders' equity                                            74,787        80,514
                                                              ---------    ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $110,760     $ 122,152
                                                              =========    ==========

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